Exhibit 10.36

RESTRICTED STOCK AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES OF RESTRICTED STOCK	SOCIAL SECURITY NUMBER

[Name]

[Street]	/ /20	[ ]	[SSN]

[City], [State] [Postal]

1.	This Grant. Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), hereby grants to the individual named above (the “Employee”), as of the above grant date and on the terms and conditions set forth in this restricted stock agreement (this “Agreement”) and in the Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended from time to time (the “Plan”), the number of shares of restricted stock set forth above (the “Shares”).

2.	Restricted Period. The Shares are subject to restrictions contained in this Agreement and the Plan for a period (the “Restricted Period”) commencing on the Grant Date and ending as to [ ] or, if earlier, upon (a) the Employee’s Retirement, involuntary termination without Cause, Disability or death, as provided in paragraph 4 below, or (b) a Change in Control (as defined in the Plan) of the Company, as provided in paragraph 4 below. The terms “Retirement,” “Cause” and “Disability” are defined in the attached Exhibit A.

3.	Restrictions. The shares shall be subject to the following restrictions during the Restricted Period:

•	The Shares shall be subject to forfeiture to the Company as provided in this Agreement and in the Plan.

•

The Employee may not sell, transfer, pledge or otherwise encumber the Shares during the Restricted Period. Neither the right to receive the Shares nor any interest under the Plan may be transferred by the Employee, and any attempted transfer shall be void.

•

The Company will issue the Shares in the Employee’s name, either by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. If any certificate is issued, the Employee shall be required to execute and deliver to the Company a stock power relating to the Shares as a condition to the receipt of this award.

•

Any securities or property (other than cash) that may be issued with respect to the Shares as a result of any stock dividend, stock split, business combination or other event shall be subject to the restrictions and other terms and conditions contained in this Agreement.

•

The Employee shall not be entitled to receive any Shares prior to the completion of any registration or qualification of the Shares under any federal or state law or governmental rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable.

4.	Forfeiture; Lapse of Restrictions. In the event the Employee’s employment is terminated during the Restricted Period, the unvested Shares held by the Employee at such time shall be immediately and irrevocably forfeited, unless the Employee’s employment is terminated by reason of Retirement, involuntary termination without Cause, Disability or death, as further described below.

Retirement or Involuntary Termination Without Cause. In the event the Employee’s employment is terminated prior to the end of the Restricted Period by reason of Retirement or involuntary termination without Cause, the Committee (as defined in the Plan) reserves the right, exercisable by the Committee within 30 days following the date of the Employee’s Retirement or involuntary termination without Cause, to cause the remaining unvested Shares to be accelerated, in whole or in part, as of the date of such Retirement or involuntary termination.

Disability or Death. In the event the Employee’s employment is terminated prior to the end of the Restricted Period by reason of Disability or death, the restrictions with respect to all of the Shares held by the Employee at such time shall lapse and the Shares shall vest as of the date of such termination of employment.

Change in Control. In the event of a Change in Control of the Company during the Restricted Period, the restrictions with respect to all of the Shares held by the Employee at such time shall lapse and the Shares shall immediately vest as of the date of the Change in Control.

5.	Rights as Shareholder. Upon issuance of the Shares, the Employee shall, subject to the restrictions of this Agreement and the Plan, have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and receive any cash dividends and any other distributions thereon, unless and until the Employee forfeits the Shares.

6.	Income Taxes. The Employee is liable for any federal, state and local income or other taxes applicable upon the receipt of the Shares, the lapse of restrictions relating to the Shares or the subsequent disposition of any of the Shares, and the Employee acknowledges that he or she should consult with his or her own tax advisor regarding the applicable tax consequences. Upon vesting of the Shares, the Employee shall promptly pay to the Company in cash, and/or the Company may withhold from the Employee’s compensation, all applicable taxes required by the Company to be withheld or collected upon such vesting.

7.	Acknowledgment. This grant of Shares shall not be effective until the Employee dates and signs the form of Acknowledgment below and returns a signed copy of this Agreement to the Company. By signing the Acknowledgment, the Employee agrees to the terms and conditions of this Agreement and the Plan and acknowledges receipt of a copy of the prospectus related to the Plan.

ACKNOWLEDGMENT:	APOGEE ENTERPRISES, INC.

EMPLOYEE’S SIGNATURE

DATE
By:
[Name]
SOCIAL SECURITY NUMBER		[Title]

EXHIBIT A

DEFINED TERMS USED IN THE

RESTRICTED STOCK AGREEMENT

The following terms used in this Agreement have the following meanings:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Cause” shall mean:

(i) the willful and continued failure by the Employee substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness),

(ii) the Employee’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds, or

(iii) the willful engaging by the Employee in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on the Employee’s part shall be considered “willful” unless done or omitted to be done, by the Employee in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

“Disability” shall mean any physical or mental condition which would qualify the Employee for a disability benefit under any long-term disability plan maintained by the Company or any Affiliate then employing the Employee.

“Retirement” shall mean the Employee’s termination of his or her employment relationship with the Company under such circumstances determined to constitute retirement by the Committee in its sole discretion.